Exhibit 99.1

TWIN DISC, INC., ANNOUNCES FINANCIAL RESULTS FOR
FISCAL 2003 FOURTH QUARTER AND FULL YEAR

RACINE, WISCONSIN-July 28, 2003-Twin Disc, Inc. (NYSE: TDI), today reported financial results for the fourth quarter and fiscal year ended June 30, 2003. Revenues for both periods were aided by the positive impact of a strong Euro.

For the year's closing quarter, net sales increased to $53,100,000 from the $52,840,000 reported for the same period last year. Net income for the quarter of $1,941,000, or $0.69 per diluted share, was up from of $1,400,000, or $0.50 per diluted share, a year ago.

Net sales for fiscal 2003 of $179,591,000 were approximately flat compared with the $179,385,000 reported for fiscal 2002. The Company reported a net loss for the fiscal year of $2,368,000, or $0.84 per share, versus last year's net income of $2,058,000, or $0.73 per diluted share. Fiscal 2003 earnings were negatively impacted by just over $2 million in charges related to restructuring initiatives during the year.

Fiscal 2003 revenues increased in each quarter versus the prior quarter, with fourth-quarter net sales up 45 percent, 24 percent and 13 percent, respectively, from the fiscal year's first, second and third quarters. Reflecting increased sales volume and a favorable product mix, gross margin for the fiscal fourth quarter expanded to 22.6 percent-up from 16.2 percent in the current fiscal year's first quarter, 15.6 percent in the second quarter and 22.1 percent in the third quarter.

Chairman and Chief Executive Officer Michael E. Batten stated, "In our fiscal 2003 fourth quarter, modestly recovering demand supported by upward momentum in current military contracts and positive effects of foreign currency translation resulted in our third sequential quarter of revenue improvement, and second consecutive quarter of profitability.

"Highlights for the period included significant contributions from new-product introductions, such as our high-performance QuickShift(tm) marine transmissions and the 8500 Series transmissions for oilfield applications, which supplemented improving core business strength. Our continuing ability to compete successfully for defense applications was underscored by the $14.8 million contract for transmission systems announced in June, augmenting recently awarded U.S. defense contracts for other land-based transmissions."

Batten continued, "Even factoring in the anticipated rates of profitability in fiscal 2004, a special review of the Company's domestic compensation and benefits packages signaled the necessity for additional actions to address the impact of rising pension and post-retirement healthcare costs. Actions taken-albeit reluctantly-subsequent to the fiscal yearend included increasing retirees' healthcare-expense contributions and eliminating certain healthcare coverages, as well as across-the-board wage reductions for officers and employees. The combined effect of these changes will approximately offset projected increases for both pension and post-retirement healthcare costs in fiscal 2004. We are proud of the fact that, despite these adjustments, our compensation and benefits packages still rank near the top of Racine-area employers surveyed within the past year.

"Looking ahead, we are encouraged by modestly improving order rates in our pleasure craft marine business. Arneson surface drive demand remains solid, and we are experiencing increasing momentum in sales of industrial products. In summary, we expect positive year-over-year comparisons entering the new fiscal year," Batten concluded.

Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural, and energy and natural resources markets.

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

--Financial Results Follow-

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per-share data)

                                  Three Months Ended        Fiscal Year Ended
                                       June 30,                  June 30,
                                     (Unaudited)
                                    2003        2002         2003       2002
                                  --------    --------     --------   --------
Net sales                         $53,100     $52,840      $179,591   $179,385
Cost of sales                      41,118      40,723       144,575    139,146
                                  --------    --------     --------   --------
   Gross income                    11,982      12,117        35,016     40,239
Marketing, engineering and
   administrative expenses          8,460       8,854        34,790     34,638
Restructuring of operations             0           0         2,042          0
                                  --------    --------     --------   --------
Operating income (loss)             3,522       3,263        (1,816)     5,601

Interest expense                      340         345         1,323      1,700
Other (income) expense               (262)       (363)         (500)    (1,242)
   Earnings (loss) before taxes and
      minority interest             3,444       3,281        (2,639)     5,143

Income taxes (benefit)              1,498       1,829          (283)     2,950
                                  --------    --------     --------   --------
   Earnings (loss) before minority
      Interest                      1,946       1,452        (2,356)     2,193
Minority interest                      (5)        (52)          (12)      (135)
      Net earnings (loss)          $1,941      $1,400       ($2,368)    $2,058
                                  --------    --------     --------   --------
                                  --------    --------     --------   --------

Earnings (loss) per share data:
  Basic                             $0.69       $0.50        ($0.84)     $0.73
  Diluted                           $0.69       $0.50        ($0.84)     $0.73

Average shares outstanding          2,798       2,808         2,805      2,808
Fully diluted shares outstanding    2,798       2,808         2,805      2,808

Dividends per share                $0.175      $0.175         $0.70      $0.70

    Contact:   Twin Disc, Inc.
               Christopher J. Eperjesy  (262) 638-4343